CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Umpqua Holding Corp.:


We consent to incorporation by reference in the Registration Statement (No. 333-77259) on Form S-8 of Umpqua Holding Corp. of our report dated January 21, 2000, relating to the consolidated balance sheets of Umpqua Holding Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Umpqua Holding Corp.


/s/ KPMG LLP

Portland, Oregon
January 21, 2000